CHEVIOT FINANCIAL CORP. AUTHORIZES THE REPURCHASE OF UP TO 5 % OF OUTSTANDING COMMON STOCK


CHEVIOT, OHIO March 29, 2005 - Cheviot Financial Corp. (Nasdaq SC: CHEV) announced today that the Company's Board of Directors authorized the repurchase of up to 495,937 shares, or approximately 5 %, of the Company's outstanding common stock. The stock repurchase program may be carried out through open market purchases, block trades, and in negotiated private transactions. The stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company's financial performance. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

President and Chief Executive Officer Thomas J. Linneman stated, "We believe that by implementing this new stock repurchase program we are in a position to make an investment in Cheviot Financial at what the board of directors and management believes is an attractive price. The repurchase program is also a means of showing our commitment to enhancing shareholder value."

Cheviot Financial Corp. was founded in 2004 following the mutual holding company reorganization of its wholly owned subsidiary, Cheviot Savings Bank. Cheviot Savings Bank operates through its four full service banking offices and lending center located in Hamilton County, Ohio.

This news release contains certain "forward-looking statements" which may be identified by the use of words such as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, commercial and other loans, real estate values, competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing products and services.